UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 31, 2006

STANDARD AERO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-124394	98-0432892
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
145 Duncan Drive, Suite 1000
San Antonio, Texas 78226
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (210) 334-6105
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS
     On March 31, 2006, the audit committee of the Board of Directors of Standard Aero Holdings, Inc. (the “Company”), in connection with its review of the Company’s financial statements for the year ended December 31, 2005, concluded that the Company is required under Generally Accepted Accounting Principles in the United States (“GAAP”) to record approximately $50 to $70 million in intangible asset and goodwill impairment charges.
     The impairment charges were necessitated by the dispute regarding, and the potential loss of or changes to, the subcontract with Kelly Aviation Center, L.P. (“KAC”) pursuant to which the Company provides maintenance, repair and overhaul (“MRO”) services to the U.S. Air Force. The Company generated approximately 31% and 36% of its revenues for the years ended December 31, 2005 and December 31, 2004, respectively, by providing MRO services under the subcontract.
     The original subcontract was awarded in 1999 and ran through February 2006 and KAC previously exercised an option to extend the subcontract for one year to February 2007. On January 25, 2006, KAC informed the Company that it did not intend to extend the subcontract beyond February 2007. The Company believes that under the terms of the KAC subcontract, KAC is obligated to extend to the subcontract through at least February 2009 and the Company is in discussions with KAC with regard to this matter. The Company intends to continue to protect its legal and contractual rights under the subcontract as well as the intellectual property made available to KAC under the subcontract. As a result, the outcome of the dispute regarding the contract and its impact on the Company and its assets is unclear. However, pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) (which requires that the Company to evaluate the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) (which requires that the Company review the recoverability of goodwill at least annually and any time business conditions indicate a potential change in recoverability), the Company determined to conduct impairment testing based on a range of estimates and projections with respect to the outcome of the KAC subcontract dispute and that it would be required to record an impairment in connection with the KAC subcontract in the financial statements for the year ended December 31, 2005.
     In accordance with SFAS No. 144, the Company’s management with the assistance of an independent third party valuation specialist conducted impairment testing on certain long-lived assets which are part of asset groups that provide MRO services pursuant to the KAC subcontract. The Company’s management tested the recoverability of the long lived assets by comparing the sum of estimated undiscounted cash flows to each asset groups carrying amount. If carrying amount of the asset group exceeds the sum of undiscounted cash flows the fair value of the asset group was computed. The asset impairment charges would be recognized equal to the amount that the carrying amount exceeded fair value. As a result of this analysis, the Company’s audit committee, on the recommendation of management, concluded that there was no impairment of these asset groups required by GAAP.
     In accordance with SFAS No. 142, management, with the assistance of an independent third party valuation specialist, compared the carrying amount of the indefinite lived intangible assets with fair value. Management concluded that the fair value of the indefinite lived intangible assets was less than the carrying amount of those assets. As a result, the audit committee, on recommendation of management, concluded that an impairment charge equal to the excess of the carrying amount of the indefinite lived intangible assets over the fair value of the such assets was required under GAAP and determined that an indefinite lived intangible asset pretax impairment charge of approximately $25 to $35 million will be recorded.

     In accordance with SFAS No. 142, the Company’s management, with the assistance of an independent third party valuation specialist, also conducted impairment testing on the Company’s goodwill. The Company used a combination of an income approach and a market approach to determine the fair value of the reporting unit. The Company’s management compared the fair value of its single reporting unit with its carrying amount, including goodwill. Management concluded that the fair value of the reporting unit was less than its carrying amount, and that a further testing of goodwill was required to determine the impairment charge required by SFAS No. 142.
     Management then compared the carrying amount of the reporting unit’s goodwill against the implied fair value of its goodwill. The carrying amount of the reporting unit’s goodwill was determined to exceed its implied fair value and management concluded that an impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the such goodwill was required under GAAP. As a result of this goodwill impairment analysis, the Company’s audit committee, on recommendation of management, determined that a pretax goodwill impairment of approximately $25 to $35 million will be recorded.
     The estimates provided above are unaudited and are derived from information available based on the current status of the Company’s impairment analysis. Such amounts are preliminary and remain subject to final review by the Company and the completion of audit procedures by the Company’s registered public accounting firm, both of which could result in material changes. The Company currently expects to file its Form 10-K by April 17, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD AERO HOLDINGS, INC.

Date: April 3, 2006	By:	/s/ Bradley Bertouille
Bradley Bertouille
Chief Financial Officer